Exhibit 5.1

June 4, 2001

Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan 48098

Re:	Delphi Automotive Systems Corporation

Registration Statement on Form S-3

(Registration No. 333-73285)

Ladies and Gentlemen:

      We have acted as counsel to Delphi Automotive Systems Corporation, a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-3 (Registration No. 333-73285), as amended by Amendment No. 1 filed March 25, 1999 (the “Registration Statement”), (ii) the preparation of a Prospectus Supplement dated May 31, 2001 (the “Prospectus Supplement”) to the prospectus included in the Registration Statement, relating to the public offering of $500,000,000 principal amount of the Company’s 6.55% Notes due 2006 (the “Securities”) pursuant to the Indenture between the Company and Bank One Trust Company, N.A., as trustee, dated April 28, 1999 (the “Indenture”), and (iii) the execution and delivery of the Form of Underwriting Agreement Standard Provisions (Debt Securities) dated as of April 28, 1999 (the “Standard Provisions”), and the Underwriting Agreement dated as of May 31, 2001, by and among the Company and the several underwriters named therein (the “Underwriting Agreement” and together with the Standard Provisions, the “Agreement”) relating to the issuance and sale of the Securities.

      In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other agreements, documents and instruments, the Restated Certificate of Incorporation and Bylaws of the Company, the Indenture, the Agreement, the Registration Statement, the Prospectus Supplement and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

      In rendering this opinion, we have assumed the authenticity of documents submitted to us as originals, the genuineness of signatures, the legal capacity of natural persons, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

      As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

      Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Securities, when duly executed, authenticated, issued, paid for and delivered in accordance with the provisions of both the Indenture and the Agreement, will have been validly issued by the Company and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect affecting the rights of creditors generally and by general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or in equity.

      In addition to any qualifications and limitations set forth above, the opinions set forth above are subject to the following limitation:

      We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America, the Law of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware, and we express no opinion on the “blue sky” or securities law of any jurisdiction. In that connection, we note that each of the Securities and the Indenture provides that it is governed by the laws of the State of New York. We are not familiar with those laws and express no opinion about them. With your permission, we have assumed, solely for the purposes of this opinion, that the Securities and Indenture will both be governed by the laws of the Commonwealth of Pennsylvania notwithstanding their express terms. We express no opinions about what law will actually govern such documents. The laws upon which the opinions set forth above are based are those which, in our experience, are normally applicable to general business operations that are not engaged in regulated business activities and to transactions of the type contemplated by the Agreement.

      We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 4, 2001, to the incorporation by reference of this opinion in the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In consenting to such filing and to such references to our firm, we do not admit that our consent establishes that we come within the categories of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP